SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                                 FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                     Date of Report:  November 5, 1997



                              MEDIMMUNE, INC.
          (Exact name of registrant as specified in its charter)



                     Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)              (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


               No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                              MEDIMMUNE, INC.
                        Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following Letter to Shareholders dated August 29, 1997:

August 29, 1997

To Our Shareholders:

The last few months have been a truly exciting time for MedImmune. During the second quarter, we concluded a Phase 3 clinical trial of MEDI-493 (palivizumab), our new monoclonal antibody product for prevention of respiratory syncytial virus (RSV) disease. In July, all the months of hard work appear to have paid off with the announcement that MEDI-493 significantly reduced the rate of RSV hospitalization in the patients studied. We plan to file a Biologic License Application (BLA) by the end of the year with the United States Food and Drug Administration (FDA) requesting licensure of the product. We would like to take this opportunity to share with you the history of MEDI-493 and our future plans for the product. We hope the smooth progress to date of MEDI-493 development gives you a sense of the broad capabilities we've established in the areas of applied research, manufacturing scale-up and clinical trial execution.

RSV DISEASE
RSV, discovered in 1956, has been shown in many studies to be the most common cause of serious lower respiratory tract disease (e.g., pneumonia and bronchiolitis) in infants and small children. In otherwise healthy children, an RSV infection can be mild and may often be mistaken for a chest cold. In certain high-risk children, however, RSV infection can quickly lead to breathing difficulties which can result in hospitalization, mechanical ventilation and sometimes death. RSV causes an estimated 91,000 hospitalizations and 4,500 deaths in the United States each year.
Outbreaks of RSV infection around the world occur at various times every year. In the Northern hemisphere, RSV infections tend to occur most often from November through April. Most children become infected with RSV by two to three years of age confirming its highly contagious nature and infection can occur more than once in the same individual during the same RSV season.

RSV exacts a great cost in terms of infant illness and utilization of health care resources. One study showed that hospitalization of an infant for RSV disease costs over $70,000 for 15 days of treatment. In addition to direct hospital costs, the economic burden of RSV also includes costs associated with follow-up care, the management of long-term effects and time lost from work by parents and other caregivers. Prematurity is one of the greatest risk factors for severe RSV disease. Other major risk factors in infants include a lung condition called bronchopulmonary dysplasia (BPD) and congenital heart disease (CHD). Each year in the United States alone, there are approximately 300,000 children at highest risk for developing severe RSV disease, including approximately 280,000 infants born at 35 weeks or less gestation.

MedImmune began its commitment to RSV disease in 1989 when early research results suggested that antibodies might be useful for preventing this severe disease in the high-risk populations. The Company developed two strategies to exploit these initial observations. One was focused on the development of a polyclonal antibody preparation to neutralize RSV. This effort, done in partnership with academic and public health collaborators, resulted in a product called RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) which was licensed by the FDA in 1996 (please see full prescribing information). RespiGam is manufactured by Massachusetts Biologic Laboratories and sold by MedImmune. It is the first product demonstrated to be safe and effective in reducing the incidence of RSV hospitalization and the severity of RSV disease in these high risk infants. The Company's second strategy was focused on the identification of a potent monoclonal antibody which, if successfully developed, might be safer, more efficacious and easier to administer than RespiGam.

MEDI-493: THE SECOND GENERATION
The development of MEDI-493 is testament to the hard work and dedication of many individuals at MedImmune as well as our collaborators. Early in 1989, our research team set about trying to identify and develop RSV monoclonal antibodies (MAbs) that would have the ability to neutralize RSV. MedImmune researchers believed a MAb would provide a much more potent way to deliver RSV anti-viral activity compared with a polyclonal antibody preparation such as RespiGam. Their research efforts included a worldwide survey of available RSV MAbs including several murine MAbs from the National Institutes of Health and the Centers for Disease Control and Prevention. The scientists narrowed their search to those RSV MAbs that had excellent neutralizing activity in vitro and in vivo and bound to sites on the virus that did not vary. Of the hundreds of RSV MAbs available to the Company, only two passed our screen. By 1991, MedImmune research scientists began humanizing these RSV MAbs by replacing non-critical murine segments with human sequences to reduce the risk of causing an immune reaction to the antibody itself when given to people. Moreover, the humanization process actually improved the ability of one of these antibodies to neutralize RSV. This antibody, later named MEDI-493, was found to be 50 to 100 times more potent on a weight basis than RespiGam. It also neutralized all strains of RSV tested.

Over the next three years, progress was rapid. The development team improved small-scale production levels by five-fold, optimized the process and produced multiple consecutive batches of MEDI-493 with exceptionally high yield and purity, the regulatory staff established clear communication with the FDA to support human clinical trial activities, and the clinical research group executed a massive clinical program including 13 trials in 8 countries in over 1,800 subjects. The rapid pace of this development effort could not have been successful without a deep understanding of the RSV field as well as the full dedication and many long hours committed by all those involved.

The most recent clinical trial, IMpact-RSV, was a Phase 3, double-blind, placebo-controlled trial conducted at 139 clinical centers in the United States, Canada and the United Kingdom in 1,502 high-risk infants. Patients received a dose of either 15 mg/kg MEDI-493 (n = 1002) or placebo (n = 500) by intramuscular injection each month for up to five doses during the RSV season, November 1996 through April 1997. In July 1997, MedImmune announced the positive preliminary results of the IMpact-RSV clinical trial. Initial analysis of results showed that MEDI-493 reduced the incidence of RSV-associated hospitalizations by 55% (p=0.00004; Fisher's exact test). In addition, certain of the secondary endpoints also reached statistical significance, including reduced RSV hospital days, RSV ICU admissions and RSV hospital days with increased supplemental oxygen. The safety profile was similar between the MEDI-493 and placebo groups.

MEDI-493: FUTURE PLANS
Near year end, the Company plans to submit a Biologic License Application
(BLA) to the FDA requesting licensure of MEDI-493. We expect that submission to include over 15,000 pages of clinical and manufacturing information. We also plan to submit regulatory applications to Canadian and European authorities in 1998. Data are subject to full review by regulatory authorities which can take at least 12 months. Commercialization is, of course, subject to approval by regulatory authorities and there can be no assurance such approval will be obtained.

As part of the initial BLA, the manufacturing staff is now working to produce multiple lots of MEDI-493 in our expanded Gaithersburg Manufacturing and Development Facility (GMDF). These are produced to show consistency at a larger scale. We also expect mechanical completion of our Frederick Manufacturing Center (FMC) in the fourth quarter and the beginning of validation in 1998. We believe we'll need to supplement our own manufacturing capacity to meet the worldwide needs for MEDI-493 and are currently in discussions with a contract manufacturer to provide that additional capacity.

While MEDI-493 clinical and manufacturing data have not yet been submitted or reviewed by the FDA, we are moving forward with certain additional activities in advance of regulatory action. The Company is conducting extensive market research to assess the potential usage profile of MEDI-
493. The Company has, for the past year, been carefully assessing its best strategy for international commercialization. MedImmune expects to select a partner to commercialize MEDI-493 in markets outside of North America and plans to market MEDI-493 in the United States with our own sales and marketing team. We believe the market experience already gained with RespiGam in the United States provides a strong foundation to apply to the launch of MEDI-493.

CONCLUSION
In this letter, we have tried to share with you a brief history of the exceptional efforts of many individuals in the development of MEDI-493. This product is one of our most exciting near-term opportunities which we believe, if licensed by regulatory authorities, will help take MedImmune to a new level of success. In lieu of detailing all of the other activities of MedImmune, we can say in summary that progress is being made in all areas of the Company's operations. The Company announced approval of CytoGam and RespiGam in Canada supporting our strategy to expand to markets outside the United States. The research, development and clinical research teams continue to make progress in identifying new product candidates and moving existing candidates forward in human clinical evaluation. As always, we thank you for your continued support and hope that you share our optimism and enthusiasm for the future.


/s/David M. Mott              /s/Wayne T. Hockmeyer, Ph.D.
President and Chief Operating Chairman and Chief Executive
Officer                       Officer

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the United States Securities and Exchange Commission. Successful development and commercialization of any of the Company's product candidates will require thorough clinical evaluation and will be subject to regulatory approval from authorities such as the FDA in the United States. There can be no assurance that such approvals will be obtained.


                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

(REGISTRANT)      MEDIMMUNE, INC.



BY (SIGNATURE) /s/David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                  (Principal financial and accounting officer)
(DATE)             November 5, 1997